UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2022

UPWORK INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38678	46-4337682
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Brannan Street, Suite 430 San Francisco, California	94107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 316-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	UPWK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Upwork Inc. is continuing to actively monitor the ongoing Russian invasion of Ukraine and related impacts on Upwork’s business. Our first priority is the safety and well-being of our team members and their families in the region. On March 7, 2022, Upwork announced the suspension of business operations in Russia and Belarus, taking full effect by May 1, 2022 and starting with shutting down support for new business generation in each country. Over the coming days, users in Russia and Belarus will no longer be able to sign up for new accounts, initiate contracts, or be visible in search on Upwork’s work marketplace. Existing contracts with talent and clients in the region will remain open, with final billing due by May 1, 2022.

As of December 31, 2021, approximately 10% of our team members were located in Ukraine, Russia, and Belarus, including nearly one-third of our engineering team, with Ukraine representing approximately 16% of our engineering team and Russia and Belarus representing approximately 17% combined. We have undertaken extensive efforts to support our team members in the region, including financial and other forms of support and paying certain expenses for those team members seeking to relocate from the affected region. We have already incurred or committed several million dollars of unplanned expenses, including a donation of $1 million to Direct Relief International to alleviate the humanitarian crisis in Ukraine, and expect to incur additional expenses as events unfold.

Our business outside of the region remains strong and continues to benefit from the global shift toward remote and independent work. Since the beginning of the invasion in late February 2022, we have noticed a meaningful decrease in activity from talent in the region, most notably in Ukraine. As a reference point, approximately 10% of our total revenue in 2021 was derived from work where either the talent or the client was located in the region, with Ukraine representing approximately 6% and Russia and Belarus representing approximately 4% combined. Nearly all such revenue was derived from work performed by talent inside the region for clients located in other parts of the world. Moreover, approximately 25% of client spend from our web, mobile, and software development category in 2021 was derived from work where either the talent or the client was located in the region, with Ukraine representing approximately 15% and Russia and Belarus representing approximately 10% combined.

Given the complex nature of our business and two-sided nature of our work marketplace, and with talent on our work marketplace located in over 180 countries, Upwork is monitoring the impact on client spend from clients that have historically engaged talent in the impacted region and the extent to which those clients engage talent in other regions. As noted above, since the Russian invasion of Ukraine in late February 2022, we have noticed a meaningful decrease in activity from talent in the region, and our expenses have also increased as a result of our efforts to support team members in the region, all of which will negatively impact our first-quarter and full-year financial results, including revenue and adjusted EBITDA. As a result of rapidly evolving, increased risks and uncertainties, as well as an untenable operational position and dire geopolitical situation associated with the ongoing Russian invasion of Ukraine, we are withdrawing our first-quarter and full-year 2022 financial guidance issued on February 10, 2022.

On March 7, 2022, Upwork issued a press release announcing that it is withdrawing its previously issued first-quarter and full-year 2022 financial guidance and providing certain updates to its business regarding the ongoing Russian invasion of Ukraine. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Safe Harbor Statement

This Form 8-K includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding the impact of the Russian invasion of Ukraine on our business, operating results and financial condition. Accordingly, actual results could differ materially or such uncertainties could cause adverse effects on our results. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this Form 8-K, and are subject to risks and uncertainties, including but not limited to: the impact of the Russian invasion of Ukraine on our business, operating results and financial condition and the other risks and uncertainties under the sections captioned “Risk Factors” and “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 15, 2022 and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this Form 8-K. These statements are based on information available to Upwork on the date hereof, and Upwork assumes no obligation to update such statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 7, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UPWORK INC.

Date: March 7, 2022	By:	/s/ Jeff McCombs
Jeff McCombs
Chief Financial Officer
(Principal Financial and Accounting Officer)